Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Franklin Covey Co.:

We consent to the incorporation by reference in the registration statements (Nos. 333-139048, 333-131485, 333-123602, 333-128131, 333-38172, 333-34498, 333-89541, 033-73624, and 033-51314) on Forms S-3 and S-8 of Franklin Covey Co. of our reports dated November 16, 2009, with respect to the consolidated balance sheets of Franklin Covey Co. as of August 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2009, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of August 31, 2009, which reports appear in the August 31, 2009 annual report on Form 10-K of Franklin Covey Co.

/s/ KPMG LLP

Salt Lake City, UT
November 16, 2009